CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Board of Directors
Dendrite International, Inc.:


We consent to the incorporation by reference of our report dated February 16, 1999 in this Form S-8 Registration Statement of Dendrite International, Inc., with respect to the balance sheets of CorNet International, Ltd. as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the June 30, 1999 quarterly report on Form 10-Q of Dendrite International, Inc.

                                                   KPMG LLP

Allentown, Pennsylvania
December 29, 1999